Exhibit 10.1

Development:	BROOKER CREEK NORTH I, LLLP

Address:	700 Brooker Creek Blvd., Suite 1800

Oldsmar, FL 34677.

Approx. Square Feet: 17,600 SF.

LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into by and between BROOKER CREEK NORTH I, LLLP hereinafter referred to as “Landlord”, and CRYO-CELL INTERNATIONAL, INC. hereinafter referred to as “Tenant”;

WITNESSETH:

1. PREMISES AND TERM. In consideration of the mutual obligations of Landlord and Tenant set forth herein, Landlord leases to Tenant, and Tenant hereby takes from Landlord the Premises situated within the County of Pinellas, State of Florida, more particularly described on EXHIBIT “A” attached hereto and incorporated herein by reference, (the “Premises”), together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises, to have and to hold, subject to the terms, covenants and conditions in this Lease. The Premises is located in Brooker Creek Corporate Center (the “Project’). The term of this Lease shall commence on the Commencement Date hereinafter set forth, and as more particularly defined in Section 1(A), and shall end on the last day of the month that is 120 months after the Commencement Date. If Tenant, with Landlord’s permission occupies the Premises prior to such Commencement Date, then the initial term shall also include the period from the date of such occupancy to the Commencement Date.

A. COMMENCEMENT DATE. The facility will be available for occupancy upon receipt of the certificate of occupancy. The Commencement Date will be 90 days after the issuance the certificate of occupancy. In addition, Landlord will agree that Tenant may take occupancy as soon as the facility becomes available. Landlord agrees to grant Tenant three (3) months rent free from the date the facility is available for occupancy, with the lease commencement being the 1st day of the month following the 3 month free rent period.

2. BASE RENT, SECURITY DEPOSIT AND ADDITIONAL RENT PAYMENTS.

A. Tenant agrees to pay to Landlord, in form designated by Landlord, Base Rent for the Premises, in advance, without demand, deduction or set off, at the rate of SEE PARAGRAPH 28 dollars per square foot annually, to be paid in twelve (12) equal monthly installments per year during the term hereof. Base Rent and Additional Rent, as described in Paragraph 2C below, shall be due and payable on or before the first day of each calendar month, except that all payments due hereunder for any fractional calendar month shall be prorated. The first month’s rent will be due (together with the security deposit referenced in Paragraph 2B) upon execution of the lease.

B. In addition, Tenant agrees to deposit with Landlord on the date hereof the sum of $12,000.00 which shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s obligation of this Lease, it being expressly understood and agreed that this deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an event of default, Landlord may use all or part of the deposit to pay past due rent or other payments due Landlord under this Lease, and the cost of any other damage, injury, expense, or ability caused by such event of default without prejudice to any other remedy provided herein or provided by law. On demand, Tenant shall pay Landlord the amount that will restore the security deposit to its original amount. The security deposit shall be deemed the property of Landlord, but any remaining balance of such deposit shall be returned by Landlord to Tenant when Tenant’s obligations under this Lease have been fulfilled. Should Landlord intend to apply part of the security deposit to any default or obligation, Landlord will notify Tenant in writing of such intent.

C. Tenant agrees to pay as Additional Rent its proportionate share of (i) Taxes (hereinafter defined) payable to Landlord pursuant to Paragraph 3A below, (ii) the cost of any utilities payable pursuant to Paragraph 8 below, (iii) the cost of maintaining insurance pursuant to Paragraph 9 below, and (iv) the cost of any common area or operating charges payable by Tenant in accordance with Paragraph 4 below. Additional Rent is hereby defined as any charges other than the Base Rent described in Section 2A or Tenant Improvements as described in Section 27. Tenant’s “proportionate share” as used in this Lease, shall mean a fraction, the numerator of which is the total square footage of the Premises and the denominator of which is the total square footage of the building or Project as defined by Landlord. At the commencement of this lease Tenant’s proportionate share is equal to 21.73% of the building. At the commencement of this lease, Tenant’s proportionate share of the Project is equal to 3.62%, this is subject to change as the Project is fully developed. During each month of the term of this Lease, on the same day that rent is due hereunder, Tenant shall pay Landlord as Additional Rent an amount equal to 1/12 of the estimated annual cost of its proportionate share of such items. Tenant authorizes Landlord to use the funds deposited with Landlord under this Paragraph 2C to pay such costs. The initial monthly Additional Rent payments are based upon the estimated amounts for the year in question, and shall be increased or decreased annually to reflect the projected actual cost of all such items except that as determined by Landlord’s periodic audits, actual expenses exceed projected expenses by more than 20%, Landlord may increase Tenant’s Additional Rent payments accordingly with 90 days written notice. If the Tenant’s total Additional Rent payments are less than Tenant’s actual proportionate share of all such items, Tenant shall pay the difference to Landlord within thirty (30) days after demand. If the total Additional Rent payments of Tenant are more than Tenant’s actual proportionate share of all such items, Landlord shall provide retain such excess and credit it against Tenant’s next annual Additional Rent payments. Should the lease expire, Tenant will receive a refund for any overpayment of Additional Rent. Landlord must notify Tenant in writing of any adjustments to Additional Rents as provided herein within one hundred eighty (180) days of the calendar year set expenses occurred in, failure of Landlord to so notify Tenant in writing of the adjusted Additional Rents shall waive Landlord’s right to collect said adjustments and waive Tenant’s obligation to pay same. Tenant will be provided with an Additional Rent reconciliation at year end. If Landlord’s actual expenses exceed the budgeted expenses for the year, Tenant will be allowed to view all applicable charges and payment receipts (“Reconciliation”). Landlord will provide to Tenant, upon Tenant’s written request, certification from Landlord’s Certified Public Accountant that the Reconciliation is true, accurate and complete.

Landlord agrees to cap Year 1 operating expenses at $2.00/SF/Year. Beginning January 2006, Landlord agrees to a maximum 3% increase on controllable operating expenses. Controllable operating expenses include, but are not limited to, landscape maintenance, grounds pick-up, lake maintenance, parking lot sweeping and pest control.

E. Tenant agrees to pay sales tax in accordance with the Florida Sales Tax Statute on Base Rents, Additional Rents, and other applicable charges. Landlord receives no monetary benefit from the collection of sales tax, remitting such collection directly to the State of Florida. Should such tax rate change under the Florida Tax Statute, Tenant shall pay accordingly.

F. The obligations of Tenant under this Paragraph 2 shall survive the expiration or other termination of this Lease.

3. TAXES.

A. Landlord agrees to pay all taxes, assessments, and governmental charges of any kind and nature (collectively referred to herein as “Taxes”) that accrue against the Premises, and/or the land and/or improvements of which the Premises are a part. If at any time during the term of the Lease, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based in whole or in part, upon such rents from the Premises and/or the land and improvements of which the Premises are a part, or any use thereof, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof. Taxes include, but are not limited to, Real Estate tax, Intangible tax and Sales tax. Landlord shall have the right to employ a tax-consulting firm to attempt to assure a fair tax burden on the buildings and grounds within the applicable taxing jurisdiction. Tenant agrees to pay its proportionate share of the reasonable cost of such consultant.

B. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises. If any such taxes are levied or assessed against Landlord or Landlord’s property and (i) Landlord pays the same or (ii) the assessed value of Landlord’s property is increased by inclusion of such personal property and fixtures and Landlord pays the increased taxes, then, upon demand Tenant shall pay to Landlord such taxes.

C. Any payment to be made pursuant to this Paragraph 3 with respect to the real estate tax year in which this Lease commences or terminates shall be prorated.

4. LANDLORD’S REPAIRS, MAINTENANCE, AND OPERATING COSTS.

A. Landlord, at its own cost and expense, shall maintain only the roof, foundation, and the structural soundness of the exterior walls of the building of which the Premises are a part in good repair, reasonable wear and tear excluded. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special storefronts or office entries. Tenant shall immediately give Landlord written notice of defect or need for repairs for foundation and walls, after which Landlord shall have reasonable opportunity to repair same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the costs of such repairs or maintenance or the curing of such defect.

B. Tenant agrees to pay as Additional Rent its proportionate share of Landlord’s cost to perform the paving, sidewalk, common area, and landscape replacement and maintenance, exterior painting, exterior lighting, common sewage line plumbing, sewage lift station or utility vaults maintenance, and any other items that are necessary to maintain the Project

C. Tenant agrees to pay as Additional Rent its proportionate share of the cost of (i) maintenance, security and/or landscaping for the Project; (ii) operating, maintaining, and securing any property, facilities, or services provided for the common use of Tenant and other lessees of the Project.

D. Tenant agrees to pay as Additional Rent its proportionate share of Landlord’s operating costs associated with the administrative or management of the Premises. Administrative and management costs are limited to Landlord’s finance, accounting, administrative, and property management staff. These costs will not include the following:

1.	the cost of providing any service directly to and paid directly by any tenant;

2.	the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project, or otherwise to the extent so reimbursed;

3.	any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission;

4.	depreciation, amortization of principal and interest on mortgages or ground lease payments (if any);

5.	costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like;

6.	Landlord’s general corporate overhead and general and administrative expenses; except for those expenses included in the management fees.

7.	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

8.	costs incurred to (i) comply with laws relating to the removal of any Hazardous Material, as that term is defined in section 12 C of this Lease, which was in existence on the Project prior to the Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto, and (ii) to remove, remedy, contain, or treat any Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project, and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto

Landlord agrees to cap the aforementioned expenses at 6.5% of the Base Rent. Landlord cannot recover in excess of 100% of costs outlined herein Section 4.

E. Tenant agrees to pay as Additional Rent its proportionate share of the cost during the term of this Lease of any capital improvement completed after the first year of the Lease term (to be amortized over the term of the Lease), which reduces any component cost included in Tenant’s Additional Rent.

F. Tenant agrees to pay as Additional Rent its proportionate share of all costs incurred in connection with upgrading the Project to comply with disability, life, hurricane, fire and safety codes, ordinances, statutes, or other laws in effect after the Commencement Date, including, without limitation, the ADA,. Landlord will be required to give ninety (90) days written notice of any such improvements.

5. TENANT’S REPAIRS, MAINTENANCE, AND OPERATING CHARGES.

A. Tenant, at its own cost and expense, shall in quality acceptable to Landlord (i) promptly make all necessary repairs and replacements to the Premises including but not limited to, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floor and floor coverings, interior lighting, heating and air conditioning systems, dock boards, truck doors, dock bumpers, dock levelers, plumbing work and fixtures, and fire suppression systems, (ii) keep the Premises, parking areas, sidewalks, driveways and alleys surrounding the Premises in a clean and sanitary condition and shall regularly remove all rubbish, and trash from same, (iii) maintain a termite and pest extermination program for the interior of the Premises, (iv) Tenant shall not be obligated to repair any damage caused by fire, tornado, or other casualty covered by the insurance to be maintained by Landlord pursuant to sub-paragraph 9A below, except that Tenant shall be obligated to repair all wind damage to glass except with respect to tornado or hurricane damage.

B. Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract acceptable to Landlord with a maintenance contractor approved by Landlord of servicing hot water, heating and air conditioning systems and equipment within the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract must be provided to Landlord within 30 days of the Commencement Date.

C. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, in a manner acceptable to Landlord promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents, or invitees.

D. If Tenant is clearly identified as being responsible for obstruction or stoppage of the common sanitary sewage line, then Tenant shall pay the entire cost thereof, upon demand, as Additional Rent.

E. Tenant shall in a manner acceptable to Landlord repair and pay for any damage caused by the negligence of Tenant, or Tenant’s employees, agents, or invitees, or caused by Tenant’s defaults hereunder.

F. Tenant, at is own expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time by an agency having jurisdiction thereof and the insurance underwriter insuring the building in which the Premises are located.

G. In the event Tenant fails to perform any of its obligations as outlined in this Paragraph 5 or Tenant’s level of maintenance is in Landlord’s reasonable opinion not in keeping with Landlord’s standard of quality, or Tenant’s replacements and repairs include materials of lesser quality than Landlord’s original equipment or material, then Landlord may at its option, and at such costs as deemed reasonable in Landlord’s opinion, affect such maintenance and repair and Tenant shall upon demand immediately reimburse Landlord as Additional Rent for Landlord’s costs plus 5% administrative fee. Landlord reserves the right to designate all sources of supplies and services of any kind used by Tenant with regards to maintenance and repairs to the Premises pursuant to this Paragraph 5.

6. ALTERATIONS. Tenant shall not make any alterations, additions or improvements to the Premises or penetrate any roof or exterior demising wall, or install any antenna, satellite dish, or any exterior structure, without the prior written consent of Landlord, not to be unreasonably withheld. Any interior work to the Premises will also require the prior written consent of Landlord, unless work done is strictly aesthetic in nature, i.e. painting, picture hanging, etc. Alterations, additions, and improvements erected by Tenant shall be and remain the property of Tenant during the term of this Lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all alterations, additions, improvements and partitions erected by Tenant and restore the Premises to their original condition upon Commencement Date by the date of termination of this Lease or upon earlier vacating of the Premises; provided however, that if Landlord so elects prior to termination of this Lease or upon earlier vacating of the Premises, such alterations, additions, and improvements shall become the property of the Landlord as of the date of termination of the Lease or upon earlier vacating of the Premises, and shall be delivered up to the Landlord with the Premises. However, any and all non-structural alterations to the Premises per this Section 6 of the Lease are the sole property of the Tenant. . Tenant, at its own cost and expense, may erect such shelves, bins, machinery and trade fixtures as it desires provided that (a) such items do not alter the basic character of the Premises or the building and/or improvements of which the Premises are a part; (b) such items do not overload or damage the same; (c) such items may be removed without injury to the Premises; and (d) the construction, erection or installation thereof complies with all applicable governmental laws, ordinances, regulations and with Landlord’s specifications and requirements. All shelves, bins, machinery, and trade fixtures installed by Tenant shall be removed on or before the earlier to occur of the date of termination of this Lease or vacating the Premises, at which time Tenant shall restore the Premises to their original condition upon Commencement Date. All alterations, installations, removals and restoration shall be performed in a good and workmanlike manner so as not to damage or alter the primary structural qualities of the buildings and other improvements situated on the Premises or of which the Premises are a part.

7. SIGNS. Tenant shall not install any signs upon the Premises, except that Landlord will provide and install, at Tenant’s sole cost and expense, Landlord’s standard identification sign on the entrance to the Premises, which sign shall be removed by Landlord at Tenant’s cost upon termination or expiration of this Lease. Landlord shall retain sign and at Tenant’s sole cost and expense shall repair, paint, and/or replace the surface to which Tenant’s signs are attached upon vacation of the Premises, or the removal or alteration of its signage. Tenant shall not, (i) make any changes to the exterior of the Premises, (ii) install any exterior lights, decorations, balloons, flags, pennants, banners or paintings, or (iii) erect or install any signs, windows or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent. All signs, decorations, advertising media, blinds, draperies, tintings, sun screens and other window treatment or bars or other security installations visible from outside the Premises shall conform in all respects to the criteria established by Landlord and Landlord reserves the right to designate all sources furnishing sign painting and lettering. Tenant shall, at its expense, maintain its signs in a manner acceptable to Landlord. Landlord will provide and install (only upon Tenant’s request), at Tenant’s sole cost and expense, vinyl identification lettering on the front door of the building.

8. UTILITIES. Landlord agrees to provide normal water and electricity connections to the Premises. Landlord shall install an electric meter to the Premises at no cost or expense to Tenant. Tenant shall pay for all water, gas heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or at the Premises, together with any taxes, penalties, surcharges or the like pertaining to the Tenant’s use of the Premises, and any maintenance charges for utilities and shall furnish all electric light bulbs and tubes. In the event of excessive utility use by any tenant in the building, as determined in Landlord’s reasonable discretion, Landlord shall have the right to cause any of said services to be separately metered to that tenant, at that tenant’s expense. Tenant, as Additional Rent, shall pay its proportionate share, per Section 2B, as reasonably determined by Landlord, of all charges for jointly metered and common area utilities. Landlord shall not be liable for any interruption or failure of utility service on the Premises, unless due to Landlord’s negligence or intentional misconduct.

9. INSURANCE.

A. Landlord shall, for the sole benefit of Landlord, maintain casualty insurance including but not limited to its general liability insurance, rents insurance, and insurance covering the buildings situated on the Premises or of which the Premises are a part on a replacement cost basis thereof insuring against the perils of Wind (hurricane included), Fire, Lightning, Extended Coverage, Vandalism and Malicious Mischief.

B. Tenant, at its own expense, shall maintain during the term of this Lease a policy or policies of worker’s compensation and comprehensive general liability insurance,

including personal and bodily injury and property damage, with a contractual liability endorsement, in the amount of Five Hundred Thousand Dollars ($500,000) for property damage and Two Million Dollars ($2,000,000) per occurrence for personal and bodily injuries or deaths of persons occurring in or about the Premises. Tenant, at its own expense, also shall maintain during the term of this Lease, insurance covering the replacement cost of (i) all alterations, additions, partitions and improvements installed or placed on the Premises by Tenant or by Landlord on behalf of Tenant and (ii) all of Tenant’s personal property contained within the Premises. Said policies shall (i) name Landlord as an additional insured and include a waiver of subrogation endorsement in favor of Landlord, (ii) be issued by an insurance company which is reasonably acceptable to the Landlord, and (iii) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been given to Landlord. Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the term of the Lease and upon each renewal of said insurance.

C. Tenant will not permit the Premises to be used for any purpose or in any manner that would (i) void the insurance thereon, (ii) increase the insurance risk, or (iii) cause the disallowance of any sprinkler credits, including without limitation, use of the Premises for the receipt, storage or handling of any product, material, or merchandise that is explosive or highly inflammable. If any increase in the cost of any insurance on the Premises or the building of which the Premises are a part is caused by Tenant’s use of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase as Additional Rent to Landlord.

D. In the event Tenant causes its insurance to lapse or fails to maintain its insurance pursuant to Paragraph 9B, Landlord may at Landlord’s option and at such costs as deemed reasonable in Landlord’s reasonable opinion, secure such necessary insurance for the benefit of Landlord and Tenant agrees to immediately reimburse, as Additional Rent, Landlord for Landlord’s costs plus 5% administrative fee.

10. FIRE AND CASUALTY DAMAGE.

A. If the Premises or the building of which the Premises are a part should be damaged or destroyed by fire or other peril, Tenant immediately shall give written notice to Landlord. If the buildings situated upon the Premises or of which the Premises are a part should be totally destroyed by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above, or if they should be so damaged thereby that in the opinion of a licensed contractor (selected by Landlord), rebuilding or repairs cannot be completed within two hundred (200) days after the date of such damage, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

B. If the buildings situated upon the Premises, or of which the Premises are a part, should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 9A above, and in the opinion of a licensed contractor (selected by Landlord), rebuilding or repairs can be substantially completed within two hundred (200) days after the date of such damage, this Lease shall not terminate, and Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements that may have been constructed, erected or installed in or about the Premises, or for the benefit of, or by or for the Tenant. In the event the damage is repairable within the allotted time frame and more than 50% of the Premises are deemed unusable in Landlord’s reasonable opinion, rent shall abate until the Premises are restored. If such repairs and rebuilding have not been substantially completed within two hundred (200) days after the date of such damage (subject to delays outside of Landlord’s control, including, but not limited to: governmental regulations, and acts of God.), Tenant, as Tenant’s exclusive remedy, may terminate this Lease by delivering written notice of termination to Landlord in which event the rights and obligations hereunder shall cease and terminate.

C. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made known by any such holder, whereupon all rights and obligations hereunder shall cease and terminate.

D. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant hereby waive and release each other of and from any and all rights of recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the Premises, improvements to the building of which the Premises are a part, or personal property (building contents) within the building and/or Premises, except acts of gross negligence or intentional misconduct. Each party to the Lease agrees immediately after execution of this Lease to give each insurance company, which has issued to it policies of fire and extended coverage insurance, written notice of the terms of the mutual waivers contained in this sub-paragraph, and if necessary, to have the insurance policies properly endorsed.

11. LIABILITY AND INDEMNIFICATION.

Tenant agrees to indemnify, defend and save Landlord harmless from all claims (including reasonable costs and expenses of defending against such claims) resulting from damages to property, or from injury to or death of persons: (a) occurring in the Premises during the Term (including any Renewal Term exercised by Tenant); or (b) occurring in or about any other portion of the Premises during the Term, to the extent resulting wholly or in part from the negligent or willful act or omission of Tenant or its officers, agents, employees, contractors, subcontractors, customers or invitees. Provided, however, that the foregoing indemnity shall not apply to the extent such claims result from the negligent or willful act or omission of Landlord or Landlord’s officers, agents, employees, contractors, subcontractors, customers or invitees, nor shall such indemnity extend to any claims, losses or damages which are covered by insurance, to the extent that insurance proceeds are actually paid over to Landlord or to others for its benefit (it being understood and agreed that Landlord will use its reasonable best efforts to actually collect on any coverage provided for such loss, permitting Tenant to participate in such efforts, where appropriate). Tenant shall not be liable for any loss or damage payable by Landlord, which is not covered by insurance because of a deductible or retention unless such loss is caused by the negligent acts of Tenant, its agents, guests or invitees.

Landlord agrees to indemnify, defend and save Tenant harmless from all claims (including reasonable costs and expenses of defending against such claims) resulting from damages to property, or from injury to or death of persons occurring in the Premises during the Term (including any Renewal Term exercised by Tenant), to the extent resulting wholly or in part from the negligent or willful act or omission of Landlord or its officers, agents, employees, contractors, subcontractors, customers or invitees. Provided, however, that the foregoing indemnity shall not apply to the extent such claims result from the negligent or willful act or omission of Tenant or Tenant’s officers, agents, employees, contractors, subcontractors, customers or invitees, nor shall such indemnity extend to any claims, losses or damages which are covered by insurance, to the extent that insurance proceeds are actually paid over to Tenant or to others for its benefit (it being understood and agreed that Tenant will use its reasonable best efforts to actually collect on any coverage provided for such loss, permitting Landlord to participate in such efforts, where appropriate). Landlord shall not be liable for any loss or damage payable by the Tenant, which is not covered by insurance because of a deductible or retention unless such loss is caused by negligent acts of Landlord, its agents, guests or invitees.

Paragraph 11 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

12. USE.

A. The Premises shall be used only for the lawful purpose of receiving, storing, shipping and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto. Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use. Tenant shall have the nonexclusive right to use, in common with other tenants of the building of which the Premises are a part, the parking provided and designated as such by Landlord subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other tenants. Landlord shall not be responsible for enforcing Tenant’s reserved parking license if granted by Landlord against any third parties. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other lessees of the buildings in which the Premises are a part.

B. Tenant agrees that the point pressure resulting from Tenant’s racking system, inventory, forklifts and equipment pertaining to Tenant’s use of the Premises shall not exceed allowable design floor loading for floor slabs on grade. Tenant shall be responsible to provide steel plates, angles or channels as required to distribute floor loading to building design loads. Tenant shall hold harmless Landlord from any loss, liability and expenses, both real and alleged, arising out of such damage or repair caused by Tenant’s negligence or failure to comply with this paragraph and shall, at its sole cost and expense, promptly repair any damage or injury to the floor slab caused by Tenant and its employees, agents or invitees.

C. Landlord, to best of their knowledge, guarantees that the site and Premises shall be free of hazardous materials at the issuance of certificate of occupancy. Tenant hereby agrees that (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business (the “Permitted Activities”) provided said Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored and disposed of in a manner and location meeting all Environmental Laws and approved in advance in writing by Landlord; (iii) no portion of the Premises will be used as landfill or a dump; (iv) Tenant will not install any underground tanks of any type; (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises and if so brought or found located thereon, Tenant shall immediately remove same with proper disposal and all required clean-up procedures shall be diligently undertaken pursuant to all Environmental Laws, (vii) Landlord shall be permitted to conduct any environmental test deemed reasonably necessary by Landlord or Landlord’s agent to determine the presence of any hazardous substance. If, at any time during or after the term of the Lease, the Premises is found to be so contaminated as a result of (i) through (vi), Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. Tenant will bear the financial responsibility of any environmental testing performed if it is determined that Tenant caused a violation of an Environmental Law. The foregoing indemnification shall survive the termination or expiration of this Lease. In the event Tenant fails to act in the removal, proper disposal or all required clean-up procedures to the satisfaction of responsible governmental authorities, Landlord shall have the right to remedy Tenant’s environmental problem at Tenant’s cost, which shall be considered as Additional Rent. The term “Hazardous Substances” as used in this lease shall mean pollutants, contaminants, toxic or hazardous waste, including, but not limited to, Asbestos, Polychlorianted Byphynels, and petroleum products, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any federal, state or local law or ordinance relating to pollution or protection of the environment.

D. If requested by Landlord, Tenant agrees to provide Landlord with a letter of certification, one year from the date of execution hereof and annually thereafter, certifying that Tenant has complied with all applicable environmental requirements and the requirements of all applicable agencies and that no soil or ground water contamination has occurred.

E. Tenant agrees to promptly notify Landlord of any environmentally hazardous event or procedure, including hazardous waste spills of any kind, regardless of responsibility, and to advise Landlord of any environmental concern expressed by any private party or government agency.

13. RIGHT OF ENTRY.

A. Landlord and Landlord’s agents and representatives shall have the right, upon 24 hours notice, to enter the Premises at any reasonable time to inspect the Premises, to show the Premises to prospective purchasers, mortgagees, or tenants, to post notices, to make such repairs to the Premises as may be required or permitted pursuant to the Lease, or to repair any portion of the building for which the Premises is a part and to which access is conveniently made through Premises, without abatement of rent, and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed, provided that entrance to the Premises shall not be blocked hereby, and further provided that the business of the Tenant shall not be interfered with unreasonably. In the event of an emergency, Landlord will have the right to enter the Premises without notice to make necessary repairs.

B. Tenant shall provide and Landlord shall retain a key with which to unlock all of the doors, in, upon, and about the Premises, and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portion obtained by Landlord by said means, or otherwise, shall not under any circumstance be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises, or any portion thereof.

C. During the period, that is six (6) months prior to the end of the lease term, upon 24 hours notice to Tenant, Landlord and Landlord’s representatives may enter the Premises during business hours for the purpose of showing the Premises. In addition, Landlord shall have the right to erect suitable signage on the Premises stating the Premises are available. Tenant shall notify Landlord in writing at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. If Tenant fails to give such notice or to arrange for such inspection then Landlord’s inspection of the Premises shall be deemed correct for the purpose of determining Tenant’s responsibility for repairs and restoration of the Premises. Upon ten (10) days notice, Landlord may, without liability or recourse by Tenant, seize and dispose of Tenant’s abandoned personal property in any manner deemed appropriate by Landlord and Tenant relinquishes any claim to or credit for such abandoned property.

14. ASSIGNMENT AND SUBLETTING.

A. Tenant shall not have the right to assign, sublet, transfer or encumber this Lease, or any interest therein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any attempted assignment, subletting, transfer or encumbrance by Tenant in violation of the terms and covenants of this Paragraph shall be void. In the event Tenant desires to sublet the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed Commencement Date of such subletting or assignment, which notice shall set forth the name of the proposed sublessee or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed sublessee or assignee.

B. In addition to, but not in limitation of, Landlord’s right to approve with reasonable discretion of any sublessee or assignee, Landlord shall have the option, in its reasonable discretion, in the event of any proposed assignment to terminate this Lease, or in the case of a proposed assignment of less than the entire Premises, to recapture the portion of the Premises to be assigned, as of the date the assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within sixty (60) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated with respect to the entire demised Premises pursuant to this paragraph, the term of this Lease shall end on the date stated in Landlord’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in the Lease for the expiration of the term hereof; provided, however, that effective on such date Tenant shall pay Landlord all amounts, as estimated by Landlord, payable by Tenant up to such date with respect to taxes, insurance, repairs, maintenance, restoration and other obligations, costs or charges which are the responsibility of Tenant hereunder. Further, upon any such cancellation Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease, except with respect to obligations or liabilities which accrued hereunder as of such cancellation date (in the same manner as if such cancellation date were the date originally fixed in this Lease of the expiration of the term hereof). If Landlord recaptures under this paragraph only a portion of the Premises, the rent during the unexpired term thereof shall abate proportionately based on the rent per square foot contained in this Lease as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to this Lease, and any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant thereto and rented by Landlord to the proposed Tenant or any other tenant.

C. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et. seq., (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

D. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease to any affiliate (as such term is defined in the Securities Act of 1933) without the approval of Landlord. Any assignee, sublessee or transferee of Tenant’s interest in this Lease (all such assignees, sublessees and transferees being hereinafter referred to as “Transferees”), by assuming Tenant’s obligations hereunder, shall assume liability to Landlord for all amounts paid to persons other than Landlord by such Transferees in contravention of this Paragraph. No assignment, subletting or other transfer, whether consented to by Landlord or not or permitted hereunder shall relieve Tenant of its liability hereunder. If any event of default occurs while the Premises or any part thereof are assigned or sublet, then Landlord, in addition to any other remedies herein provided, or provided by law, may collect directly from such Transferee all rents payable to the Tenant and apply such rent against any sums due Landlord hereunder. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligation hereunder.

E. A transfer of controlling interest by Tenant whether by stock, partnership, interest or otherwise will be deemed an assignment of this Lease.

F. If at any time during the term of this Lease, any part or all of its outstanding stock, if Tenant is a corporation, or any interest in the partnership, if Tenant is a partnership, shall be transferred by sale, assignment, bequest, inheritance, reorganization, operation of law, or other transfer or disposition, then such event shall constitute an assignment for the purposes of this Lease requiring Landlord’s consent. This paragraph shall not be applicable to any corporation, all of the outstanding stock of which is listed on a national securities exchange.

15. CONDEMNATION. If more than fifty percent (50%) of the Premises, including parking, are taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking prevents or materially interferes with the use of the Premises for the purpose for which they were leased to Tenant, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date of such taking. If less than fifty percent (50%) of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, this Lease shall not terminate, but the rent payable hereunder during the unexpired portion of this Lease shall be reduced proportionately. All compensation awarded in connection with or as a result of any of the foregoing proceedings shall be the property of Landlord and Tenant hereby assigns any interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant’s fixtures and improvements, if a separate award for such items is made to Tenant.

16. HOLDING OVER. At the termination of this Lease by its expiration or otherwise, Tenant immediately shall deliver possession to Landlord with all repairs and maintenance required herein to be performed by Tenant completed. If for any reason, Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes either (i) creation of a month to month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental (or daily rental) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to 150% of the Base Rent being paid monthly to Landlord under this Lease immediately prior to such termination (prorated on the basis of a 365 day year for each day Tenant remains in possession). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease or a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No holding over by Tenant, whether with or without consent of Landlord shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 16 shall not be construed as consent for Tenant to retain possession of the Premises in the absence of written consent thereto by Landlord.

17. QUIET ENJOYMENT. Landlord represents that it has the authority to enter into this Lease and that so long as Tenant pays all amounts due hereunder and performs all other covenants and agreements herein set forth, Tenant shall peaceably and quietly have, hold, and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

18. EVENTS OF DEFAULT. The following events (herein individually referred to as “event of default”) each shall be deemed to be events of nonperformance by Tenant under this Lease:

A. Tenant shall fail to pay any installment of the rent herein when due, or any other payment or reimbursement to Landlord required herein when due. Landlord will grant Tenant three (3) days notice to pay, however, any late fees will still be applicable. Any notice of default must be sent via certified mail, FedEx or other similar commercial carrier, with return receipt requested if possible.

B. The Tenant or any guarantor of the Tenant’s obligations hereunder shall (i) become insolvent; (ii) admit in writing its inability pay its debts; (iii) make a general assignment for the benefit of creditors; (iv) commence any case, proceedings or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property.

C. Any case, proceedings or other action against the Tenant shall be commenced seeking (i) to have an order for relief entered against it as debtor or to adjudicate it as bankrupt or insolvent; (ii) reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, and such case, proceeding or other action (a) results in the entry of an order for relief against it which it is not fully stayed within fifteen (15) business days after the entry thereof or (b) shall fail to be dismissed within ninety (90) days.

D. Tenant shall fail to discharge any lien placed upon the Premises or removed by bond in violation of Paragraph 21 hereof within twenty (20) days after any such lien or encumbrance is filed against the Premises.

E. If, prior to or at the time of entering into this Lease or any amendments thereto, any financial information or other written statements, are provided to Landlord by Tenant or by any agent or employee of Tenant which are false or misleading, the giving of such false or misleading information shall constitute an event of default by Tenant under this Lease. Upon discovery of such an event of default, Landlord may invoke any and all remedies provided under this Lease or under Florida law.

F. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than those listed in this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof to Tenant. If cure cannot reasonably be completed within twenty (20) days Tenant shall commence a cure within twenty (20) days and pursue such cure until completion.

19. REMEDIES.

A. Upon each occurrence of an event of default, Landlord may, in addition to any other right or rights which Landlord may have under the provisions of this Lease or by law, and at Landlord’s option:

(1) Proceed for past due installments of rent and other charges due under this Lease, reserving its right to proceed later for the remaining installments, or

(2) Declare all of the unpaid installments of rent and other charges, including the minimum present value of all future rent due for the duration of the term of the Lease, at once due and payable, whereupon the whole thereof shall become and be immediately due and payable, anything herein to the contrary notwithstanding, and proceed to enforce its legal remedies hereunder, or

(3) Terminate this Lease by written notice to Tenant, and immediately expel Tenant, without, however, waiving Landlord’s right to collect all installments of rent and other payments due or owing for the period up to the time Landlord regains occupancy. Upon such termination by Landlord, Tenant will at once surrender possession of the Premises to Landlord and remove all of Tenant’s property therefrom.

(4) As Tenant’s agent, without terminating this Lease, enter upon and rent the Premises at the best price obtainable by reasonable effort, with or without advertising, and by private negotiations and for any term Landlord deems proper. Tenant shall be liable to Landlord for the deficiency, if any, between the rental due hereunder and the total rental applicable to the lease obtained by Landlord on re-letting, after deducting Landlord’s expenses in restoring the Premises and all costs incident to such re-letting, including without limitations advertising costs, legal fees, the costs of removing and storing Tenant’s or other occupant’s property, and brokerage commission. The total rental applicable to the term obtained by Landlord on such re-letting shall be the property of the Landlord, and Landlord shall not be liable to Tenant for any excess thereof over the rental charged hereunder, the rights to any such excess, if any, being hereby waived by Tenant.

B. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other right or remedy allowed by this Lease or by law.

C. In the event Tenant fails to make any payment due hereunder when payment is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand a late charge in an amount equal to five percent (5%) of such installment. Additionally, in the event any check tendered by Tenant for any payment due hereunder is returned for insufficient funds, Tenant shall pay to Landlord on demand in addition to a late charge an administrative fee in an amount equal to the cost of the returned check up to $50.00. The failure to pay such amounts as applicable within ten (10) days after demand therefore shall be an additional event of default hereunder. The provisions for such late charge and/or administrative fee shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. Further, Landlord is in no way obligated to accept partial or incomplete payments for rents hereunder.

D. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises by Landlord, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance by Landlord to enforce its rights pursuant to the Lease at law or in equity shall not be a waiver of Landlord’s rights to enforce one or more of its rights in connection with any subsequent default.

E. In the event of termination and/or repossession of the Premises for an event of default, Landlord shall use reasonable efforts to relet the Premises and to collect rent after reletting; provided, that, Tenant shall not be entitled to credit or reimbursement of any proceeds in excess of the rent owed hereunder. Landlord may relet the whole or any portion of the Premises for any period, to any tenant and for any use and purpose.

F. If Landlord fails to perform any of its obligations hereunder within a reasonable period of time after written notice from Tenant specifying such failure, Tenant’s exclusive remedy shall be an action for damages.

All obligations of Landlord hereunder will be construed as covenants, not conditions; and all such obligations will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all covenants and obligations of the Landlord thereafter accruing, but such covenants and obligations shall be binding during the Lease term upon each new owner for the duration of such owner’s ownership. Notwithstanding any other provision hereof, Landlord shall not have any personal liability hereunder. In the event of any breach or default by Landlord in any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Premises or of the building of which the Premises are a part; however, in no event, shall any deficiency judgment or any money judgment of any kind be sought or obtained against any Landlord.

G. If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (i) keep in place and use or (ii) remove and store all of the furniture, fixtures and equipment at the Premises, including that which is owned by or leased to Tenant at all times prior to any foreclosure thereon by Landlord or repossession thereof by and Landlord thereof or third party having a lien thereon. Landlord also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment, and other property to any person (“Claimant”) who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of the Landlord to inquire into the authenticity or legality of said instrument. The rights of Landlord herein stated shall be in addition to any and all other rights that Landlord has or may hereafter have at law or in equity; and Tenant stipulates and agrees that the rights herein granted Landlord are commercially reasonable.

H. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as rent, shall constitute rent.

I. This is a contract under which applicable law excuses Landlord from accepting performance from (or rendering performance to) any person or entity other than Tenant.

20. MORTGAGES. Tenant accepts this Lease subject and subordinate to any mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or the building of which the Premises are a part, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage or deed of trust. Tenant, at any time hereafter upon ten (10) days request, shall execute a commercially reasonable subordination, nondisturbance agreement, Commencement Date Agreement or estoppel certificate (certifying that the Lease is in full force and effect, the date the rent is paid and such other pertinent matters relating to the terms of the Lease. If in connection with obtaining financing for the Building, or for any ground or underlying lease(s), a recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent, provided such modifications do not increase the obligations of Tenant or decrease the obligations of Landlord hereunder or adversely affect, to a material extent, Tenant’s leasehold interest or Tenant’s use and enjoyment of the Premises. After written request, should Tenant fail to deliver such documents as provided herein within the aforementioned period, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of Tenant such documents if Tenant fails to deliver the same within such ten (10) day period and such documents as signed by Landlord or Landlord’s beneficiary, as the case may be, shall be fully binding on Tenant, if Tenant fails to delivery contrary documents within five (5) days after receipt by Tenant of a copy of the documents by Landlord or Landlord’s beneficiary, as the case may be, on behalf of Tenant. Tenant agrees to provide Landlord, upon fifteen (15) days written request, annual financial statements should such statements be a requirement of any mortgagee or if required by a recognized institutional lender for the purpose of obtaining financing for the Premises or any project or building of which the Premises are a part.

21. MECHANICS LIEN. Tenant has no authority, expressed or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interest of Landlord or Tenant in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid, or removed by bond, all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises. In the event Landlord, at its option, corrects any lien or encumbrance created or placed upon the Premise by Tenant, Tenant shall immediately upon demand reimburse Landlord for Landlord’s expenses plus 5% administrative fee.

22. MISCELLANEOUS.

A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

B. The terms, provisions, covenants and conditions contained in this Lease shall run with the land and shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, executors, personal representatives, legal representatives, successors and assigns, except as otherwise herein expressly provided. Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the building and property that are the subject of this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

C. Without notice and without liability to Tenant, Landlord shall have the right to sell the Premises or any project or building of which the Premises are part (or any portion(s) thereof) and assign this Lease and the deposit and prepaid rent to the purchaser, and upon such assignment Landlord shall be released from all of its obligations under this Lease and Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure or otherwise, and to recognize such person as successor Landlord under this Lease.

D. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by material shortages, weather, acts of God or labor disputes.

E. This Lease constitutes the entire understanding and agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no force or effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

F. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including without limitation, all payment obligations with respect to taxes and insurance and obligations concerning the condition and repair of the Premises. Upon the expiration or earlier termination of the term hereof, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including without limitation, all heating and air conditioning systems and equipment therein, in good condition and repair, reasonable wear and tear excluded. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant’s obligation hereunder for real estate taxes and insurance premiums for the year in which the Lease expires or terminates. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Any security deposit held by Landlord shall be credited against the amount due from Tenant under this Paragraph.

G. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid, or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

H. All references in this Lease to “the date hereof” or similar reference shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

I. Both Landlord and Tenant represent and warrant that they have dealt with no broker, agent or other person in connection with this transaction other than Colliers Arnold, which shall receive its compensation from the Landlord exclusively unless so referenced in a separate written agreement. Both Landlord and Tenant agree to indemnify and hold each other harmless from and against any claims by any other broker, agent, or other person brought about this transaction.

J. If and when included within the term “Landlord”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord. If and when included within the term “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively shall be bound by notices given in accordance with the provisions of Paragraph 23 hereof to the same effect as if each had received such notice.

K. In the event the Premises constitute a portion of a multiple building project and Landlord divest through its own actions or through legal condemnation, one or more or a portion of any other building within the project, and such divestiture decreases the total square footage of Landlord’s project as defined by Landlord, Landlord may accordingly decrease the denominator of Tenant’s proportionate share fraction as defined in Paragraph 2C above, provided said denominator previously included such affected square footage.

L. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the Premises to other prospective tenants. Notwithstanding anything contained herein to the contrary Landlord may withhold delivery or possession of the Premises from Tenant until such time as Tenant has paid to Landlord the security deposit required by subparagraph 2B hereof and one month’s rent as set forth in subparagraph 2A hereof, and has provided Landlord proof of insurance in accordance with Paragraph 9B above.

M. If Tenant shall take possession of the Premises or any part thereof prior to the Commencement Date (which Tenant may not do without Landlord’s prior written consent), all of the covenants and conditions of this Lease (except payment of Base Rent or Additional Rent) shall be binding upon the parties hereto with respect to such whole or part of the Premises as if the Commencement Date had been fixed as the date when Tenant took possession of such whole or part of the Premises.

N. Tenant and Tenant’s servants, employees, agents, visitors and licensees shall observe and comply with the rules and regulations as Landlord may from time to time adopt. Notice of any new or additional reasonable rules and regulations shall be given in writing by Landlord to Tenant, whereupon they will become a part of the Lease for all purposes, to the same extent as if originally set forth herein. Landlord reserves the right to designate areas for Tenant’s employee parking and Tenant shall comply with Landlord’s rules and regulations to enforce same including but not limited to the registration, if required by Landlord, of employee vehicles with Landlord or the imposition by Landlord of monetary fines or other sanctions against Tenant.

O. Landlord reserves the right on thirty (30) days written notice to Tenant to substitute for the Premises, at the same rental as required of Tenant herein, including adjustment, other comparable Premises within the building or buildings of which the Premises are a part for all uses and purposes as though originally leased to Tenant at the time of execution and delivery of this Lease and subject to all terms and revisions hereof. In the event Landlord elects to cause such substitution of Premises, Landlord agrees to pay all reasonable expenses of Tenant incidental thereto, including, but not limited to, the cost of all leasehold improvements needed for the new Premises, moving expenses, and letterhead notification. Landlord agrees to move Tenant within a 5-mile radius of the Premises to a location with: (i) substantially equivalent square footage; (ii) comparable area and location; (iii) comparably maintained building. Landlord also agrees to provide Tenant three (3) months free rent should such move occur. If Tenant reasonably disapproves of the new location Tenant shall have the right to terminate the Lease upon written notice to Landlord. If the Lease terminates pursuant to this section each party’s rights and obligations contained in this Lease shall cease and terminate.

P. Tenant agrees that all personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant. Landlord shall not be liable for theft thereof or of any money deposited therein or for any damages thereto; such theft or damage being the sole responsibility of Tenant.

Q. Landlord shall have the right to name and, from time to time, change the name of the park in which the Premises is located, the building of which the Premises are a part, or the access roads bounding the Premises without expense, obligation, or liability to Tenant.

R. The failure of Landlord or Tenant to insist, in any one or more instances, upon a strict performance of any covenant of this Lease shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent with knowledge of the breach of any covenant of Tenant hereunder shall not be deemed a waiver of the rights of Landlord with respect to such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the Landlord.

S. This lease does not grant any rights to light, view and air over property.

T. This Lease or other related document shall not be recorded in public records by either party.

U. Tenant acknowledges that Landlord was induced in part to enter into this Lease agreement based upon financial information, or representations by Tenant regarding Tenant’s business and Tenant warrants that such information, statements, or representations are accurate and true and Tenant further agrees to immediately inform Landlord of any material change in Tenant’s financial condition which might adversely affect Tenant’s ability to meet its rental obligations hereunder.

V. In the event there is any litigation between Landlord and Tenant the prevailing party is entitled to recover its attorneys fees and costs (at all levels of litigation including mediation, arbitration, trial, appeals and bankruptcy) from the nonprevailing party.

23. NOTICES. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing, or delivering of notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing, or delivering of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

A. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord. In addition to Base Rental due hereunder, all sums of money and all payments due Landlord hereunder shall be deemed to be Additional Rental owed to Landlord.

B. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

C. Any written notice or document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they gave theretofore specified by a written notice delivered in accordance herewith.

LANDLORD	TENANT

Brooker Creek North I, LLLP	Cryo-Cell International, Inc.
777 S. Harbour Island Blvd., Suite 877	700 Brooker Creek Blvd., Suite 1800
Tampa, FL 33602	Oldsmar, FL 34677
Attention: Jill Taymans

24. LANDLORD’S LIEN. In addition to any statutory lien for rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all rentals and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, and other personal property of Tenant now or hereafter situated at the Premises, and such property shall not be removed therefrom without the consent of Landlord until all arrearages in rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event any of the foregoing described property is removed from the Premises in violation of the covenant in the preceding sentence, the security interest shall continue in such property and all proceeds and products, regardless of location.

25. The duties and obligations of Tenant herein shall be binding upon all or any of them. The duties and obligations of Tenant shall run and extend not only to the benefit of

Landlord, as named herein, but to the following, at the option of the following, or any of them (i) any person by, through or under which Landlord derives the right to lease the Premises, (ii) the owner of the Premises, and (iii) holders of mortgage or rent assignment interests in the Premises, as their respective interests may appear; provided, however, nothing contained herein shall be construed to obligate Tenant to pay rent to any person other than the Landlord until such time as Tenant has been given written notice of either an exercise of a rent assignment or the succession of some other party to the interest of the Landlord.

26. Tenant agrees to deliver all keys and to surrender the Premises at the expiration of the initial term, or sooner termination, of this Lease, or any extension thereof, broom clean in the same condition as when said Premises were originally delivered to Tenant, or as altered, pursuant to the provisions of the Lease, ordinary wear, tear and damage by fire casualty and the elements excepted, and Tenant shall remove all of its property.

27. TENANT IMPROVEMENTS. Landlord at Landlord’s sole cost and expense shall provide the “Base Building” improvements as outlined in Exhibit B. In addition, Landlord agrees to construct the Premises and Site improvements, per Exhibit B, appurtenant thereto (collectively the “Improvements”), which will be designed and constructed to the specifications of the Tenant. Landlord will contribute a total amount of Three Hundred-Fifty thousand dollars ($350,000.00) towards the Improvements (the “Improvement Allowance”). All improvements and any funds to be spent on construction per the approved Final Plans and Specs, per Exhibit B, and any modifications made hereto must be pre-approved by Tenant. Landlord will require one half (1/2) of Tenant’s portion of Tenant Improvement monies (per the most recent build-out estimate) be paid upon Lease Execution. The remaining one half (1/2) of the Tenant’s portion of Tenant Improvement monies shall be paid by Tenant sixty days (60) after Lease Execution.

All funds paid by Tenant pursuant to this section shall be held in the non-bearing escrow account of Lowndes, Drosdick, Doster, Kantor & Reed, PA, Landlord shall submit all invoices to Tenant. Tenant shall have twenty-four hours to inform Landlord that it reasonably agrees or disagrees with payment of the invoice. If the twenty-four hour period ends after 5:00 p.m. on Friday, the time period shall be extended to Monday at 5:00 p.m. for which to respond (“Response Period”). If Tenant fails to respond in the Response Period, Landlord shall have the right to pay such invoices and the escrow agent shall have authority to release such funds.

Landlord will forward copies of all contracts and invoices with regard to the improvements to the Premises to Tenant. Landlord will provide, to the best of knowledge, all overages, as they are incurred and prior to the work being done. At time of completion Landlord will adjust charges per the final project cost, and either issue a credit or invoice Tenant for any difference. Landlord will keep all funds contributed by Tenant in an escrow account that will only be reduced by charges that are the result of improvements to Tenant’s space. Tenant may request Landlord to bid and award the Improvements contract with another general contractor or subcontractor of Tenant’s choice, said contractor subject to the final approval of Landlord, which will not be unreasonably withheld.

28. The Base Rent for the lease term is based on the square footage confirmed (pursuant to BOMA standards) by Landlord’s architect, and shall be as follows:

Year	Monthly Rent	Rent/SF/Year
1	$11,733.33	$8.00
2	11,733.33	8.00
3	12,085.33	8.24
4	12,452.00	8.49
5	12,818.67	8.74
6	13,200.00	9.00
7	13,596.00	9.27
8	14,006.67	9.55
9	14,432.00	9.84
10	14,872.00	10.14

Tenant will pay the Monthly Rental amount set forth above unless there are any changes to the square footage of the Premises, upon which a new Monthly Rental amount will be calculated based on the Rent per square foot per year listed above in Section 28.

29. RENEWAL OPTION. Landlord will give Tenant two 5-year renewal options, exercisable upon written notice to Landlord at least 180 days prior to the expiration of the current lease term. All terms and conditions of this Lease shall continue upon renewal except that the Base Rental rate for the renewal option will be as follows:

	Monthly Rent	Rent/SF
1st Renewal-flat rate	16,309.33	11.12
2nd Renewal-flat rate	18,128.00	12.36

Tenant will pay the Monthly Rental amount set forth above unless there are any changes to the square footage of the Premises, upon which a new Monthly Rental amount will be calculated based on the Rent per square foot per year listed above in Section 29.

30. TERMINATION OPTION. Upon 180 days advance written notice, Landlord hereby grants Tenant a one-time cancellation option to be exercised on either the first day of the 61st month of the lease or on the first day of the 85th month of the lease under the following conditions:

1)	Tenant will pay Landlord all unamortized Tenant Improvement dollars

2)	Tenant will pay Landlord unamortized portion of the original Leasing Commission paid to broker

3)	Tenant will pay Landlord a one-time cancellation fee equal to 6 months rent (Base Rent and all Additional Rental payments)

31. FIRST RIGHT OF REFUSAL. Landlord hereby grants a First Right of Refusal on all space that is available, or becomes available, adjacent to the Premises. Landlord must provide Tenant notice of available space and Tenant will have 5 days after such notice to advise Landlord of their intent to lease the space. Any expansion under a First Right of Refusal shall be provided to Tenant under the same terms and conditions of the initial lease, with the Base Rent being the then current rate and any Tenant Improvement allowance subject to negotiation

32. Ample parking will be provided on a first come, first serve basis, however, Landlord agrees to reserve twelve (12) spaces in front of Tenant’s space for the exclusive use of Tenant. At a minimum, there will be sixty (60) parking spaces available for the use of Tenant.

33. Landlord shall, at its sole cost and expense, be responsible for compliance with all relevant governmental regulations and codes and specifically with the Americans with Disabilities Act (ADA) as it relates to the access to Improvements, Site and Premises at the issuance of certificate of occupancy for the building, after which is the responsibility of the Tenant.

34. Landlord agrees not to lease space in the same building to any stem cell preservation services companies.

EXECUTED BY TENANT, this day of , 2004.

WITNESSES (two required)		CRYO-CELL INTERNATIONAL, INC.

	By:		(Seal)

	Title:		(Seal)

EXECUTED BY LANDLORD, this day of , 2004.

WITNESSES (two required)		BROOKER CREEK NORTH I, LLLP

	By:		(Seal)

	Title:		(Seal)

EXHIBIT B

BUILDING & LEASEHOLD IMPROVEMENTS:

Landlord at Landlord’s sole cost and expense shall provide the following “Base Building” improvements:

1)	concrete foundations and exterior building shell and entryways (as currently constructed)

2)	building standard exterior doors and hardware (as currently constructed)

3)	roof (as currently constructed)

4)	finished concrete floor ready for Tenant’s covering

5)	Landlord will provide electrical systems per the original building construction drawings, said services to be separately metered for exclusive use within the Premises

6)	building standard fire sprinklers and fire alarm systems sufficient to satisfy all state, county and municipal fire/safety and other governmental requirements for building in shell condition

7)	all Preliminary Plans and Specifications per PLANS section below

IMPACT FEES: Landlord will be responsible for impact fees for warehouse, which are $15,400 (for 17,600 SF); any amount above this will be the responsibility of the Tenant.

PLANS:

1)	Any additional modifications in excess of the Improvement Allowance to the Preliminary Plans and Specifications shall be at Tenant’s cost.

2)	Within thirty (30) days after the Lease Agreement has been fully executed by both parties (the “Effective Date”), Landlord shall prepare complete working drawings and specifications at Tenant’s expense (the “Final Plans and Specifications”) for the proposed Improvements and submit the same to Tenant for its review and approval, which approval shall not be unreasonably withheld. Such Final Plans and Specifications shall be prepared from the approved Preliminary Plans and Specifications as a guide to construction details, heights, Tenant’s requirements, etc. The Final Plans and Specifications shall further comply with all governing codes and regulations of all governmental agencies with regard to construction of the Improvements, and shall cover plans, necessary calculations, elevations, structural details, and mechanical facilities such as electrical, plumbing and piping, and heating and air conditioning, along with Site improvements and other details and schedules necessary to represent the complete design and construction requirements for said Improvements and Tenant’s occupancy. In the event any construction company other than Ed Taylor Construction South, Inc. is chosen to be the general contractor for the improvements to the Premises, Tenant will be financially responsible for the construction management of the work being done on the Premises; this amount is not to exceed 2% of the hard costs.

PERMITS: Immediately upon approval by Tenant of the Final Plans and Specifications Landlord shall then, as quickly as possible, obtain all permits, zoning variances and changes, licenses, easements and franchises (hereinafter collectively called the “Permits”) as may be necessary for or desired by Tenant to permit the construction of all Improvements as stipulated on the Final Plans and Specifications. These costs are included in the construction contract.

CONSTRUCTION: On or before the necessary governmental permits have been obtained, Landlord shall contract for the construction of the Improvements (“Construction Contract”) in accordance with Final Plans and Specifications, and promptly construct the Improvements as set forth thereon. Landlord shall further (1) notify Tenant when construction of the Improvements has commenced, (2) provide Tenant with a construction schedule, and (3) give Tenant biweekly progress reports as to the status of construction. Landlord shall diligently follow the construction work in order to carry it through to completion as quickly as possible, Tenant may inspect the work from time to time during construction and upon its completion to insure that it is carried out in accordance with the Final Plans and Specifications and the contract. After the Construction Contract is executed, no changes shall be made to the Final Plans and Specifications or construction contract without Tenant’s approval in writing. If

Tenant notifies Landlord that the Final Plans and Specifications are not being, or have not been, followed by the contractor, Landlord shall see that the necessary changes or provisions are made so that the completed Improvements conform to the Final Plans and Specifications and Construction Contract, except those changes which have been approved by Tenant in writing. Tenant may make such changes during said construction as Tenant may desire from the Final Plans and Specifications subject to the approval of Landlord, which approval shall not be unreasonably withheld. Landlord further covenants, on behalf of itself and the contractor that the Improvements shall be constructed complete and ready for Tenant’s occupancy in all respects and in accordance with good construction practices, and that good materials, workmanship, and design shall be used, and that the Improvements shall be in accordance with all rules, regulations, codes and zoning ordinances.

Tenant may request Landlord to bid and award the Construction Contract with a general contractor of Tenant’s choice, said general contractor and/or subcontractor are subject to final approval by Landlord, which approval will not be unreasonably withheld.

The Construction Contract shall be a standard AIA contract form A107-1997 between owner, contractor and architect.